KNOLL, INC.

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Reports Second Quarter Results with Continued Strong Margin Expansion

EAST GREENVILLE, PA, July 18, 2007 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2007. Net sales were $272.1 million for the quarter, an increase of 9.9% from second quarter 2006. Operating income was $37.6 million, or 13.8% of net sales, an increase of 28.8% from the second quarter 2006 and net income was $17.5 million, an increase of 18.2% over the second quarter 2006. Adjusted earnings per share was $0.37 compared to $0.28 earnings per share in the prior year, an increase of 32.1%.

"We are very pleased with our strong second quarter results," said Andrew Cogan, Chief Executive Officer. "Not only did we continue to generate better than industry top line growth but we were able to expand our industry leading operating margins as well."

"Looking ahead to the second half of the year, in spite of continued positive macro-economic fundamentals, we see orders growth flattening out as a combination of factors including low vacancy rates and rapidly rising rents dampen demand in certain key markets. It is our belief that as we enter 2008 an increased supply of new office space coupled with designs we introduced at last month's NeoCon trade show will rekindle growth in North America."

Second Quarter Results

Second quarter 2007 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/07	6/30/06	Change

Net Sales	$272.1	$247.5	9.9%
Gross Profit	93.4	79.0	18.2%
Operating Expenses	55.8	49.7	12.3%
Operating Income	37.6	29.2	28.8%
Net Income	17.5	14.8	18.2%
Earnings Per Share - Diluted	.35	.28	25.0%
Adjusted Earnings Per Share - Diluted	.37	.28	32.1%
Backlog	174.1	169.6	2.7%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Adjusted Earnings Per Share to Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $272.1 million, an increase of $24.6 million, or 9.9%, over the second quarter of 2006 representing increased volume across all product categories and price realization from previously implemented price increases.

Backlog of unfilled orders at June 30, 2007 was $174.1 million, an increase of $4.5 million, or 2.7% compared to unfilled orders at June 30, 2006.

Gross profit for the second quarter of 2007 was $93.4 million, an increase of $14.4 million or 18.2%, over the same period in 2006. Gross margin increased to 34.3% from 31.9% in the same quarter of 2006 and sequentially increased from 34.1% in the first quarter of 2007. The increase from the second quarter of 2006 largely resulted from better pricing, moderating inflation and improved factory performance.

Operating expenses for the quarter were $55.8 million, or 20.5% of sales, compared to $49.7 million, or 20.0% of sales, for the second quarter of 2006. The increase in operating expense dollars during the second quarter of 2007 was due to investments in growth initiatives and higher variable sales and incentive compensation as a result of increased sales levels and higher operating profits.

Our operating income increased by 200 basis points to 13.8% of sales from 11.8% of sales in the same period in the prior year.

Interest expense increased $1.0 million over the second quarter 2006 due to increased average debt for the quarter coupled with higher average interest rates. Other expense for the second quarter 2007 was $2.7 million. This included $1.2 million related to the write-off of deferred financing fees as we implemented the refinancing of our old credit facility with a new $500 million revolving credit facility on June 29, 2007. Other expense also includes $1.7 million of losses from foreign currency translations offset by other income. Other income for the second quarter 2006 approximated $500 thousand and consisted of losses on foreign currency translations offset by unrealized derivative income.

The effective tax rate was 38.4% for the quarter, as compared to 39.3% for the same period last year. The decrease in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate. Net income for the second quarter 2007 was $17.5 million, or $0.37 adjusted earnings per share, as compared to $14.8 million, or $0.28 earnings per share, for the same quarter in 2006.

Cash generated from operations during the second quarter 2007 was $35.1 million, compared to $21.2 million in the same period of 2006. Capital expenditures for the second quarter 2007 totaled $3.9 million compared to $2.0 million for 2006. We repurchased approximately 0.7 million shares of our stock for $16.3 million during the second quarter of 2007 compared to 0.5 million shares for $10.2 million during the second quarter of 2006. We repaid $28.0 million of debt during the second quarter of 2007 compared to repayments of $8.1 million during 2006. We also paid a quarterly dividend of $5.3 million or $0.11 per share in the second quarter of 2007 compared to $5.1 million or $0.10 per share in the second quarter of 2006.

Barry L. McCabe, Chief Financial Officer said, "Our new bank facility gives us increased flexibility to invest in new products, strategic acquisitions, stock buybacks and/or increased cash dividends. The improved interest rates in the new facility also provide for reduced borrowing costs allowing us to put our excess cash to better use."

Third Quarter and Full Year 2007 Outlook

The Company stated that it expects third quarter 2007 revenue to be in the range of $243-253 million, an increase of 0%-4% from the third quarter of 2006. Earnings per share estimates are between $0.33 and $0.36. For the full year, the Company expects sales to be in the range of $1,020 - $1,040 million and adjusted earnings per share to be between $1.35 and $1.45.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with the write-off of deferred financing fees associated with the Company's old credit facility. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2007	2006

Earnings per Share - Diluted	$0.35	$0.28
Add back:
Write-off of deferred financing fees	0.02	-

Adjusted Earnings per Share - Diluted	$0.37	$0.28

Conference Call Information

Knoll will host a conference call on Thursday, July 19, 2007 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 798-2801

International 617 614-6205

Passcode 83153266

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$272,089	$247,476	$520,036	$465,576
Cost of sales	178,700	168,511	342,119	316,838

Gross profit	93,389	78,965	177,917	148,738
Selling, general, and administrative expenses	55,754	49,729	109,502	97,565

Operating income	37,635	29,236	68,415	51,173
Interest expense	6,463	5,449	12,955	10,796
Other income (expense), net	(2,737)	525	(3,113)	762

Income before income tax expense	28,435	24,312	52,347	41,139
Income tax expense	10,921	9,560	20,005	16,134

Net income	$17,514	$14,752	$32,342	$25,005

Earnings per share:
Basic	$.36	$.29	$.67	$.49
Diluted	$.35	$.28	$.66	$.47
Weighted-average shares outstanding:
Basic	48,442,239	51,436,922	48,088,019	51,283,364
Diluted	49,602,989	53,168,659	49,337,304	53,060,358

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,068	$16,038
Customer receivables, net	127,120	132,970
Inventories	82,822	75,930
Prepaid and other current assets	16,460	23,446

Total current assets	246,470	248,384
Property, plant, and equipment, net	138,514	137,729
Intangible assets, net	239,237	238,291
Other noncurrent assets	6,215	7,733

Total Assets	$630,436	$632,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$118	$2,996
Accounts payable	68,305	72,567
Other current liabilities	79,308	95,651

Total current liabilities	147,731	171,214
Long-term debt	328,525	347,320
Other noncurrent liabilities	113,136	109,219

Total liabilities	589,392	627,753

Stockholders' equity	41,044	4,384

Total Liabilities and Stockholders' Equity	$630,436	$632,137

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)

Net income	$32,342	$25,005

Cash Flows provided by Operating Activities	37,110	5,924

Cash Flows used in Investing Activities	(6,904)	(3,221)

Cash Flows used in Financing Activities	(27,559)	(3,336)

Effect of exchange rate changes on cash and cash equivalents	1,383	1,073

Increase in cash and cash equivalents	4,030	440

Cash and cash equivalents at beginning of period	16,038	10,695

Cash and cash equivalents at end of period	$20,068	$11,135